EXHIBIT 99.1

                           MARINE PRODUCTS CORPORATION
                            2170 Piedmont Road, N.E.
                             Atlanta, Georgia 30324




                                 March 27, 2002

VIA EDGAR
---------

U. S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC   20549
Attention:  Filing Desk

         Re: Compliance with Temporary Note 3T to Article 3 of Regulation S-X

Dear Sir or Madam:

     Arthur Andersen ("Andersen") has represented to Marine Products Corporation ("Marine Products") that the audit completed as of December 31, 2001 and for the year then ended was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audits and availability of Andersen's national office consultation. Availability of personnel at foreign affiliates of Andersen was not relevant to the audit.


                                    Sincerely,



                                    /s/   Ben Palmer
                                    --------------------------------------------
                                    Ben Palmer
                                    Vice President, Chief Financial Officer
                                    and Treasurer





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